UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 24, 2018

SONA’s Independent Directors Urge You to Vote FOR

Our Advisory Vote on Executive Compensation (Proposal 3)

Dear Fellow SONA Stockholder:

2017 was an exciting year for Southern National Bancorp of Virginia (“SONA”). Last June, we completed our merger with Eastern Virginia Bankshares (“EVBS”), a combination that brought together two banking franchises with different, but very complementary business lines, creating one of the premier banking institutions headquartered in the Commonwealth of Virginia. Today, the combined company has a strong presence in Maryland, Virginia, and Washington, D.C. in markets with some of the best demographic and income profiles in the country. For the 2017 Fiscal Year, we paid our twenty-fifth consecutive quarterly dividend.

It is within this context that we ask for your critical support for the agenda items for our upcoming 2018 Annual Meeting of Stockholders, which will be held on May 24, 2018. You should have already received a Proxy Statement for the Annual Meeting, and we hope that you have read and considered the proposals contained in the Proxy Statement. Our Board of Directors unanimously recommends that you vote FOR all of the proposals set forth in the Proxy Statement, but in particular, we would like to draw your attention to Proposal 3, the Advisory Vote on Executive Compensation (our “Say on Pay” proposal).

Our executive compensation plan, which has been unanimously approved by the Compensation Committee of our Board of Directors, has been carefully designed to attract, retain, and motivate key employees and enable those persons to participate in the long-term success of the Company while also advancing the interests of our stockholders. We firmly believe that our executive compensation plan is optimal for our company and is appropriately aligned with our long-term goal of creating a leading, well-capitalized regional bank with strong risk controls and diversified service offerings. We ask that you consider the following additional context regarding the actions taken by the Compensation Committee in 2017, which we believe demonstrated our commitment to acting in the best interests of our stockholders.

Transaction with EVBS and Compensation Decisions in Light of Leadership Transition

In June 2017, we completed our merger with EVBS, a process that began more than six months earlier. Though the principals of EVBS and SONA shared a mutual respect for and confidence in one another’s judgment and banking capabilities, the two companies were very different from each other. SONA’s strength traditionally lay in lending to small- and medium-sized businesses, whereas EVBS focused on personal and commercial banking, and boasted a seasoned retail core deposit portfolio. A key benefit of this transaction was the complementary nature of SONA’s and EVBS’s businesses and geographic footprints.

1.888.464.BANK (2265)    |     sonabank.com

At the time of the merger, Ms. Georgia Derrico served as SONA’s Chairman and CEO, Mr. R. Roderick Porter served as SONA’s Vice Chairman, President, and Chief Operating Officer, and Mr. Thomas P. Baker served as SONA’s Chief Credit Officer. In 2006, each of these individuals entered into Change in Control Agreements with SONA, which would entitle each of them to lump sum cash payments in the event that his or her employment was terminated without cause or, following a change in control, he or she determined to resign for “good reason.”

As with any merger of peers, the merger between SONA and EVBS presented a host of social issues – such as the composition of the management team and Board of Directors after closing. In considering these social issues, the Boards of Directors of each of SONA and EVBS determined that the continued leadership of Ms. Derrico and Mr. Porter, and their counterpart at EVBS, Joe Shearin, its President and CEO, was essential to ensuring a smooth transition in unifying SONA’s and EVBS’s complementary businesses. Specifically, the Boards of Directors of both companies strongly believed that it was in the best interests of their collective stockholders to retain the senior executives from each company after the completion of the merger to lead the combined company.

Accordingly, the Boards of both companies unanimously determined that, upon the closing of the merger, Ms. Derrico would become Executive Chairman of the Board of Directors, Mr. Shearin would become President and Chief Executive Officer, Mr. Porter would become Executive Vice Chairman, and Mr. Baker would become Chief Credit Officer. Upon closing of the transaction, all four executives entered into new employment agreements, ensuring that they would remain with the Company, and that they would work together towards a seamless integration while continuing the operational success that both SONA and EVBS have enjoyed. For Ms. Derrico and Messrs. Porter and Baker, the term of their new employment agreements expires two years after the effective date, on June 23, 2019, and none are under any obligation to remain with the Company beyond that term, nor is the Board obligated to keep them beyond that term.

In connection with entering into the new employment agreements, the 2006 Change in Control Agreements were terminated, and Ms. Derrico and Messrs. Porter and Baker received a one-time cash payment equal to the amount that each would have been due under the 2006 Change in Control Agreements had they been triggered. A resignation by these individuals from SONA post-merger would have triggered the payment. This is an outcome that would have hampered the Board’s abilities to ensure a smooth transition post-merger, and was one that both parties strongly wanted to avoid. The payments collectively represented only 2.0% of the total transaction value. The executives’ base salaries remained unchanged from before the merger, and they received no additional compensation in consideration for entering into the new employment agreements.

Conclusion

Based on the foregoing, we strongly believe that the Compensation Committee’s actions taken in 2017 with respect to the Change in Control payments to Ms. Derrico and Messrs. Porter and Baker were in the best interests of our stockholders and intended to position the Company to capture the full benefits of the strategic combination and to drive stockholder value going forward.

1.888.464.BANK (2265)    |     sonabank.com